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                                                                   EXHIBIT 99.04

                         TENDER OF 9.25% NOTES DUE 2009

                                IN EXCHANGE FOR

                              9.25% NOTES DUE 2009

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                            CRESCENT FINANCE COMPANY
      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
         [            ], 2002 UNLESS EXTENDED (THE "EXPIRATION DATE").

            2009 PRIVATE NOTES TENDERED IN THE EXCHANGE OFFER MAY BE
              WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Our Clients:

     We are enclosing herewith a Prospectus, dated [       ], 2002, of Crescent
Real Estate Equities Limited Partnership (the "Operating Partnership") and Crescent Finance Company (together with the Operating Partnership, the "Issuers") and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Issuers to exchange the Issuers' 9.25% Notes due 2009 (the "2009 Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the Issuers' issued and outstanding 9.25% Notes due 2009 (the "2009 Private Notes") upon the terms and subject to the conditions set forth in the Exchange Offer.

     The Exchange Offer is not conditioned upon any minimum number of 2009 Private Notes being tendered.

     We are the holder of record of 2009 Private Notes held by us for your own account. A tender of such 2009 Private Notes can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender 2009 Private Notes held by us for your account.

     We request instruction on the form contained herein as to whether you wish to tender any or all of the 2009 Private Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

     Pursuant to the Letter of Transmittal, each holder of 2009 Private Notes will represent to the Issuers that (i) any 2009 Exchange Notes to be acquired in the exchange offer will be acquired in the ordinary course of business of the person receiving such 2009 Exchange Notes, (ii) at the time of the commencement of the exchange offer the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities
Act) of the 2009 Exchange Notes in violation of the provisions of the Securities Act, (iii) it is not an "affiliate" (within the meaning of Rule 405 under Securities Act) of either of the Issuers and (iv) if the holder is a broker-dealer that will receive 2009 Exchange Notes for its own account in exchange for 2009 Private Notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a Prospectus in connection with any resale of such 2009 Exchange Notes. If such holder is a broker-dealer (whether or not it is also an "affiliate") that will receive 2009 Exchange Notes for its own account in exchange for 2009 Private Notes, it represents that such 2009 Private Notes were acquired as a result of market-making activities or other trading activities, and it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such 2009 Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such 2009 Exchange Notes, such holder is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.